Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of December 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of December 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,453,042)	$1,575,362
Cash and cash equivalents	197,392
Foreign currencies at fair value (cost of $1,117)	1,126
Other assets	17,725
Derivative assets	1,060
Derivative liabilities	(1,189)
Other liabilities	(33,342)
Distributions payable	(12,996)
Accrued performance fee	(8,462)
Management fee payable	(830)
Net Asset Value	$1,735,846
Number of outstanding shares	61,384,142

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of December 31, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$381,566	13,598,460	$28.06
F-I Shares	$75,955	2,747,440	$27.65
V Shares	$1	40	$25.00
E shares	$288	10,128	$28.44
I Shares	$55,676	2,011,856	$27.67
S Shares	$3	110	$27.66
Series II
A-II Shares	$1,142,019	40,151,313	$28.44
F-I Shares	$67,681	2,415,511	$28.02
V Shares	$1	40	$25.00
E shares	$1,565	54,269	$28.83
I Shares	$11,088	394,865	$28.08
S Shares	$3	110	$28.06
Total	1,735,846	61,384,142